                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                             --------------------


                                 SCHEDULE 13G
                                (Rule 13d-102)


         INFORMATION STATEMENT PURSUANT TO RULES 13D-1(b) AND (c) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)



                            K&G Men's Center, Inc.
      ------------------------------------------------------------------
                               (Name of Issuer)



                    Common Stock, $.01 par value per share
      -------------------------------------------------------------------
                        (Title of Class of Securities)



                                   482245107
      -------------------------------------------------------------------
                                (CUSIP Number)



                        (Continued on following pages.)


                              (Page 1 of 9 Pages)

CUSIP No. 482245107                   13G                      Page 2 of 8 Pages
                               (Amendment No. 1)

--------------------------------------------------------------------------------
 1  Name of Reporting Person: SOUTH ATLANTIC VENTURE FUND III,
                              LIMITED PARTNERSHIP
    I.R.S. Identification No. of Above Person (Entities Only):
--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group                    (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Citizenship or Place of Organization

    UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
Number of              5  Sole Voting Power:  -0- shares
Shares
                       ---------------------------------------------------------
Beneficially           6  Shared Voting Power:  949,737 shares
Owned By
                       ---------------------------------------------------------
Each                   7  Sole Dispositive Power:  -0- shares
Reporting
                       ---------------------------------------------------------
Person With            8  Shared Dispositive Power:  949,737 shares

--------------------------------------------------------------------------------
 9  Aggregate Amount Beneficially Owned by Each Reporting Person:
    949,737 shares

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares     [_]

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9):  9.4%

--------------------------------------------------------------------------------
12  Type of Reporting Person: PN

--------------------------------------------------------------------------------

                              (Page 2 of 9 Pages)

CUSIP No. 482245107                   13G                      Page 3 of 8 Pages
                               (Amendment No. 1)

--------------------------------------------------------------------------------
 1  Name of Reporting Person: SOUTH ATLANTIC VENTURE PARTNERS III,
                              LIMITED PARTNERSHIP
    I.R.S. Identification No. of Above Person (Entities Only):
--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group                     (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Citizenship or Place of Organization

    UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
Number of                5  Sole Voting Power:  -0- shares
Shares
                         -------------------------------------------------------
Beneficially             6  Shared Voting Power:  949,737 shares
Owned By
                         -------------------------------------------------------
Each                     7  Sole Dispositive Power:  -0- shares
Reporting
                         -------------------------------------------------------
Person With              8  Shared Dispositive Power:  949,737 shares

--------------------------------------------------------------------------------
 9  Aggregate Amount Beneficially Owned by Each Reporting Person:
    949,737 shares

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares     [_]

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9):  9.4%

--------------------------------------------------------------------------------
12  Type of Reporting Person:  PN

--------------------------------------------------------------------------------

                              (Page 3 of 9 Pages)

CUSIP No. 482245107                   13G                      Page 4 of 8 Pages
                               (Amendment No. 1)

--------------------------------------------------------------------------------
 1  Name of Reporting Person:  DONALD W. BURTON
    I.R.S. Identification No. of Above Person (Entities Only):
--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group                     (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Citizenship or Place of Organization

    UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
Number of                5  Sole Voting Power:  47,625 shares
Shares
                         -------------------------------------------------------
Beneficially             6  Shared Voting Power:  949,737 shares
Owned By
                         -------------------------------------------------------
Each                     7  Sole Dispositive Power:  47,625 shares
Reporting
                         -------------------------------------------------------
Person With              8  Shared Dispositive Power:  949,737 shares

--------------------------------------------------------------------------------
 9  Aggregate Amount Beneficially Owned by Each Reporting Person:
    997,362 shares

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares     [_]

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9):  9.9%

--------------------------------------------------------------------------------
12  Type of Reporting Person:  IN

--------------------------------------------------------------------------------

                              (Page 4 of 9 Pages)

CUSIP No. 482245107                   13G                      Page 5 of 8 Pages
                               (Amendment No. 1)

--------------------------------------------------------------------------------
 1  Name of Reporting Person:  SANDRA P. BARBER
    I.R.S. Identification No. of Above Person (Entities Only):
--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group                     (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Citizenship or Place of Organization
    UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
Number of                5  Sole Voting Power:  -0- shares
Shares
                         -------------------------------------------------------
Beneficially             6  Shared Voting Power:  949,737 shares
Owned By
                         -------------------------------------------------------
Each                     7  Sole Dispositive Power:  -0- shares
Reporting
                         -------------------------------------------------------
Person With              8  Shared Dispositive Power:  949,737 shares

--------------------------------------------------------------------------------
 9  Aggregate Amount Beneficially Owned by Each Reporting Person:
    949,737 shares

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares     [_]

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9):  9.4% shares

--------------------------------------------------------------------------------
12  Type of Reporting Person:  IN

--------------------------------------------------------------------------------

                              (Page 5 of 9 Pages)

ITEM 1(A).  NAME OF ISSUER:

            K&G Men's Center, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1750 - A Ellsworth Industrial Boulevard
            Atlanta, Georgia  30318

ITEM 2(A). NAME OF PERSON FILING: This statement is being filed by South Atlantic Venture Fund III, Limited Partnership ("SAVF III"), South Atlantic Venture Partners II, Limited Partnership ("SAVP III") and Donald W. Burton and Sandra P. Barber. Mr. Burton and Ms. Barber are general partners of SAVP III, the sole general partner of SAVF III. SAVF III, SAVP III, Mr. Burton and Ms. Barber are sometimes referred to collectively herein as the "Reporting Persons."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The address of the principal business office of the Reporting Persons is:
            614 W. Bay Street, Suite 200
            Tampa, Florida  33606-2704

ITEM 2(C). CITIZENSHIP: SAVF III and SAVP III are limited partnerships organized under the laws of the State of Delaware. Mr. Burton and Ms. Barber are citizens of the United States of America

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value per share
ITEM 2(E).  CUSIP NUMBER:  482245107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (a) [_] Broker or dealer registered under Section 15 of the Act,

            (b) [_] Bank as defined in Section 3(a)(6) of the Act,

            (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) [_] Investment Company registered under Section 8 of the
                Investment Company Act,

            (e) [_] Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940,

            (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) [_] Parent Holding Company, in accordance with
                Rule 13d-1(b)(ii)(G); see Item 7,

            (h) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                              (Page 6 of 9 Pages)

ITEM 4.   OWNERSHIP.

          (a) Amount beneficially owned: As of December 31, 1997, each of the Reporting Persons may be deemed to have owned beneficially 949,737 shares of Common Stock, except for Mr. Burton, who may be deemed to have owned beneficially 997,362 shares.

               As of December 31, 1997, SAVF III was the record owner of 949,737 shares. As the sole general partner of SAVF III, SAVP III may be deemed to have owned beneficially all of the shares of Common Stock that SAVF III may be deemed to have owned beneficially. As general partners of SAVP III, Mr. Burton and Ms. Barber may each be deemed to have owned beneficially all of the shares of Common Stock that SAVF III may be deemed to have owned beneficially. Therefore, each Reporting Person may be deemed to have owned beneficially a total of 949,737 shares. In addition, the Burton Partnership, Limited Partnership, of which Mr. Burton is the general partner, held a total of 47,625 shares. As general partner of the Burton Partnership, Mr. Burton may be deemed to also beneficially own such shares.

          (b) Percent of class: 9.4% for all Reporting Persons, except Mr. Burton, who, because of the Burton Partnership's ownership of the issuer's shares, may be deemed to hold 9.9%.

          (c)  Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: 0 shares for all Reporting Persons, except Mr. Burton, who, because of the Burton Partnership's ownership of the issuer's shares, may be deemed to have sole power to vote or to direct the vote in connection with 47,625 shares.

               (ii) Shared power to vote or to direct the vote: 949,737 shares for all Reporting Persons.

               (iii) Sole power to dispose or to direct the disposition of:
               0 shares for all Reporting Persons, except Mr. Burton, who, because of the Burton Partnership's ownership of the issuer's shares, may be deemed to have sole power to dispose or to direct the disposition of 47,625 shares.

               (iv)  Shared power to dispose or to direct the disposition of:
               949,737 shares for all Reporting Persons.

               Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of the issuer, except in the case of SAVF III, for the 949,737 shares it owns of record.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

                              (Page 7 of 9 Pages)

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable. The Reporting Persons have filed this Information Statement pursuant to Rule 13d-1(c). Further, SAVF III, SAVP III, and Mr. Burton and Ms. Barber expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATION.

          Not Applicable.



                    [SIGNATURES APPEARS ON FOLLOWING PAGE.]


                              (Page 8 of 9 Pages)

                                   SIGNATURE

     After reasonable inquiry and to the best of its or his/her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                                    February __, 1998
                                       -----------------------------------------
                                                         (Date)

                                       SOUTH ATLANTIC VENTURE FUND III, LIMITED
                                       PARTNERSHIP

                                       By:  South Atlantic Venture Partners III,
                                            Limited Partnership,
                                              its General Partner


                                       By: /s/ DONALD W. BURTON
                                           -------------------------------------
                                               DONALD W. BURTON
                                               GENERAL PARTNER

                                       SOUTH ATLANTIC VENTURE PARTNERS III,
                                       LIMITED PARTNERSHIP


                                       By: /s/ DONALD W. BURTON
                                           ------------------------------------
                                               DONALD W. BURTON
                                               GENERAL PARTNER



                                       By: /s/ SANDRA P. BARBER
                                           ------------------------------------
                                               SANDRA P. BARBER
                                               GENERAL PARTNER



                                       ----------------------------------------
                                               DONALD W. BURTON



                                       ----------------------------------------
                                               SANDRA P. BARBER


                              (Page 9 of 9 Pages)

                                                                       EXHIBIT I
                                                                       ---------
                                   AGREEMENT
                                   ---------

     Pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of K&G Men's Center, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this ____ day of February, 1998.


                                       SOUTH ATLANTIC VENTURE FUND III, LIMITED
                                       PARTNERSHIP

                                       By:  South Atlantic Venture Partners III,
                                            Limited Partnership,
                                              its General Partner


                                       By: /s/ DONALD W. BURTON
                                           -------------------------------------
                                               DONALD W. BURTON
                                               GENERAL PARTNER

                                       SOUTH ATLANTIC VENTURE PARTNERS III,
                                       LIMITED PARTNERSHIP


                                       By: /s/ DONALD W. BURTON
                                           ------------------------------------
                                               DONALD W. BURTON
                                               GENERAL PARTNER



                                       By: /s/ SANDRA P. BARBER
                                           ------------------------------------
                                               SANDRA P. BARBER
                                               GENERAL PARTNER



                                       ----------------------------------------
                                               DONALD W. BURTON



                                       ----------------------------------------
                                               SANDRA P. BARBER


                                       1